Exhibit 5.1

September 6, 2006 JPMorgan Chase Bank, National Association c/o Chase Auto Finance Corp. 900 Stewart Avenue Garden City, New York 11530	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	JPMorgan Chase Bank, National Association

Registration Statement on Form S-3 (No. 333-131760)

Ladies and Gentlemen:

We have acted as special counsel for JPMorgan Chase Bank, National Association, a national banking association (the “Bank”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related preliminary prospectus supplement dated September 6, 2006 and prospectus dated September 6, 2006 (collectively, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Preliminary Prospectus, the Notes will be issued on or about September 13, 2006 by Chase Auto Owner Trust 2006-B (the “Trust”), a trust formed by the Bank pursuant to a trust agreement between the Bank and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and Wells Fargo Bank, N.A., as indenture trustee.

In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Preliminary Prospectus and the current draft of the Indenture (including the form of Notes included as exhibits thereto).

Based on and subject to the foregoing, we are of the opinion that, when the Notes have been duly executed and issued by the Trust and authenticated by the indenture trustee and sold by the Bank or by the Trust, at the direction of the Bank, and payment of the agreed consideration for the Notes shall have been received by the Trust, the Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

JPMorgan Chase Bank, National Association

September 6, 2006

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the State of Delaware. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to a Form 8-K filed in connection therewith and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or this Exhibit.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP

MAYER, BROWN, ROWE & MAW LLP